Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Percentage Ownership
Halifax Realty, Inc.	Virginia	100%
5250 Cherokee Avenue Alexandria, Virginia 22312

Halifax Engineering, Inc.	Virginia	100%
5250 Cherokee Avenue Alexandria, Virginia 22312